ROYAL ROAD MINERALS LIMITED

INTERIM MANAGEMENT’S DISCUSSION AND ANALYSIS – QUARTERLY
HIGHLIGHTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Introduction

The following interim Management Discussion & Analysis (“Interim MD&A”) of Royal Road Minerals Limited (the “Company” or “RRM”) for the three and nine months ended September 30, 2016 has been prepared to provide material updates to the business operations, liquidity and capital resources of the Company since its last annual management discussion & analysis, being the Management Discussion & Analysis (“Annual MD&A”) for the fiscal year ended December 31, 2015. This Interim MD&A does not provide a general update to the Annual MD&A, or reflect any non-material events since date of the Annual MD&A.

This Interim MD&A has been prepared in compliance with section 2.2.1 of Form 51-102F1, in accordance with National Instrument 51-102 – Continuous Disclosure Obligations. This discussion should be read in conjunction with the Company’s Annual MD&A, audited annual consolidated financial statements for the years ended December 31, 2015 and 2014, together with the notes thereto, and unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2016, together with the notes thereto. Results are reported in Canadian dollars, unless otherwise noted. The Company’s unaudited condensed interim consolidated financial statements and the financial information contained in this Interim MD&A are prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and interpretations of the IFRS Interpretations Committee. The unaudited condensed interim consolidated financial statements have been prepared in accordance with International Standard 34, Interim Financial Reporting. Accordingly, information contained herein is presented as of November 28, 2016, unless otherwise indicated.

For the purposes of preparing this Interim MD&A, management, in conjunction with the Board of Directors (the “Board”), considers the materiality of information. Information is considered material if: (i) such information results in, or would reasonably be expected to result in, a significant change in the market price or value of the Company common shares; (ii) there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision; or (iii) it would significantly alter the total mix of information available to investors. Management, in conjunction with the Board, evaluates materiality with reference to all relevant circumstances, including potential market sensitivity.

Further information about the Company and its operations can be obtained from the offices of the Company or on SEDAR at www.sedar.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this Interim MD&A constitute forward-looking statements; as such term is defined under applicable securities laws. These statements relate to future events or future performance and reflect management’s expectations and assumptions regarding the growth, results of operations, performances and business prospects and opportunities of the Company. All statements other than statements of historical fact are forward-looking statements. The use of any of the words “anticipate”, “plan”, “continue”, “estimate”, “expect”, “may”, “intend”, “will”, “project”, “could”, “believe”, “predict”, “potential”, “should” or the negative of these terms or other similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance, achievements or events to differ materially from those anticipated, discussed or implied in such forward-looking statements. The Company believes the expectations reflected in such forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this Interim MD&A and should be considered carefully and investors should not place undue reliance on them as the Company cannot assure investors that actual results will be consistent with these forward-looking statements.

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

These statements speak only as of the date of this Interim MD&A. Such statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: (i) general business and economic conditions; (ii) the supply and demand for, deliveries of, and the level and volatility of prices of gold and other precious metals; (iii) the timing of the receipt of any outstanding regulatory and governmental approvals for the Company’s projects; (iv) the ability to meet social and environmental standards and expectations; (v) the availability of financing for the Company’s development of its properties on reasonable terms; (vi) the ability to procure equipment and operating supplies in sufficient quantities and on a timely basis; (vii) the ability to attract and retain skilled staff; (viii) exploration and development timetables; and (ix) capital expenditure and operating cost estimates.

These forward-looking statements involve risks and uncertainties relating to, among other things, exploration and development risks, changes in commodity and, particularly, gold prices, access to skilled mining personnel, results of exploration and development activities, uninsured risks, regulatory changes, defects in title, availability of materials and equipment, timeliness of government approvals and unanticipated environmental impacts on operations. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors contained in this Interim MD&A. Investors should not place undue reliance on forward-looking statements as the plans, intentions or expectations upon which they are based might not occur. The Company cautions that the foregoing list of important factors is not exhaustive. The forward-looking statements contained in this Interim MD&A are expressly qualified by this cautionary statement. The Company does not undertake any obligation to publicly update or revise any forward-looking statements except as expressly required by applicable securities law.

Description of Business

The Company is a mineral exploration and development company specializing in highly prospective but under prospected regions. The Company is now focused on the exploration and development of the La Golondrina gold mining project (the “La Golondrina Project”) in the Nariño Province of southern Colombia pursuant to the terms of an option agreement (the “La Golondrina Option Agreement”).

The Company was incorporated under the Companies (Jersey) Law 1991 on May 6, 2010 as “Tigris Resources Limited”. On April 10, 2015, the Company changed its name to “Royal Road Minerals Limited” and amended its share capital structure by converting all of its par value shares to no par value shares and consolidating its then outstanding shares on the basis of two pre-consolidation shares for every one post-consolidation share. On April 15, 2015, the Company completed a business combination transaction (the “Arrangement”) by way of an arrangement under the Business Corporations Act (Alberta), whereby the Company acquired its wholly-owned subsidiary Royal Road Minerals Canada Limited, a corporation resulting from the amalgamation of Kirkcaldy Capital Corp. and Royal Road Minerals Canada Limited. As a result of the Arrangement, on April 20, 2015, the ordinary shares of the Company were listed and commenced trading on the TSX Venture Exchange (the “TSXV”) under the trading symbol “RYR”.

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Operational Highlights

Exploration update

Set forth in this section is a description of RRM’s material mineral projects. All scientific and technical data contained in this MD&A have been reviewed and approved by Dr. Tim Coughlin, BSc (Geology), MSc (Exploration and Mining), PhD (Structural Geology), FAusIMM, President and Chief Executive Officer of RRM and a qualified person as defined by National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI43-101”). The scientific and technical information relating to the La Golondrina Project set forth in this Interim MD&A has been derived from, and in some instances is an extract from, or is based on the report entitled “NI43-101 Technical Report, Royal Road Minerals, La Golondrina Project, La Llanada-Sotomayor Gold District, Nariño, Colombia” (the “Technical Report”), dated December 2015 and prepared for RRM by Dr. Dennis Arne, P.Geo (BC), MAIG, RPGeo, FAAG and Thomas Branch MSc., FGS. Dr Arne is a “Qualified Person” in accordance with NI43-101. Dr. Arne, and Mr. Branch are each independent of RRM. Portions of this section are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Technical Report, which is available for review on SEDAR at www.sedar.com. The technical information contained herein has been updated with current information where applicable.

(a)	La Golondrina Project

Property Description and Location

The La Golondrina Project is an underground mine development project and is located 5 km north-west of the municipality of Los Andes-Sotomayor within the La Llanada gold district, Nariño Department, in southwestern Colombia. It is situated at approximately 2200 masl within the Andean Cordillera, a region characterized by steep topography.

Regional Geology

The Project occurs in the Colombian Andes within Cretaceous marine-sedimentary rocks of the Dagua Group. This belt was accreted to continental South America in the Palaeogene and intruded during the Oligocene by the El Vergel Batholith and associated stocks. Intrusive-related gold mineralization is associated with this magmatic episode in southern Colombia. A tonalitic stock of approximately 800m diameter is evident from limited outcrop, subcrop and underground exposures at La Golondrina. This stock is correlated with the El Vergel Stock located to the west. The tonalite is the major host to gold mineralization at La Golondrina and is surrounded by strongly metasomatized and variably gold-mineralized hornfels, grading outward to a regional and pervasive thermal recrystallization of sedimentary host rock.

Mineralization

Historical mining within the La Golondrina tonalite stock is believed to have commenced in the 1950's, occurred over a vertical extent of nearly 800m and was focused on sub-horizontal quartz-sulphide veins of varying grades and with thicknesses typically between 10 and 40 centimeters, but locally up to 70 centimeters thick. These veins are locally discontinuous, but in some instances have been traced for up to 300 meters distance in floor-plan. Their stack-frequency is presently unknown due to poor bedrock exposure and no previous drilling on the property. The veins carry variable amounts of pyrrhotite, chalcopyrite and pyrite, with quartz and late-stage calcite. Visible gold can be observed in some vein material and is reported from petrographic studies. Wall rock alteration is difficult to observe in the tonalitic host rock but is generally restricted to sulphidation +/- biotite and amphibole alteration within a distance of several meters of the vein margins. The extent of biotite, sericite and chlorite-epidote alteration of hornfels assemblages is not well-defined but may be extensive and associated with gold mineralization.

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Exploration Work to Date

Modern exploration of the La Golondrina Project commenced in 1997, with the work of Latin Gold Inc. (“Latin Gold”). Latin Gold executed an option agreement with the owners of the concession and undertook geological mapping, grid soil sampling, and surface and underground sampling over La Golondrina. Work was discontinued and the option agreement was anulled in 1998, reportedly due to the Bre-X scandal and consequent financial fallout. In 2003, AngloGold Ashanti Colombia ("AGA Colombia”) acquired a large exploration land holding in the region consisting of approximately 5,000 Ha. The land holding surrounded and enclosed La Golondrina. In 2011, AGA Colombia made an agreement with the owners of the La Golondrina concession which permitted them to undertake regional mapping and mostly surface rock-chip sampling, including gold fire assays and multi-element analyses of channel, chip and panel samples, as well as selected chip and channel samples of veins. They also undertook a dipole-dipole induced polarization ("IP") and ground magnetics survey over the La Golondrina project and adjacent areas.

AGA Colombia collected 322 rock-chip samples of which 53 underground vein samples provided an (un-weighted) average grade of 12.43 grams per tonne gold, with values ranging from less than 0.01 to 63.7 grams per tonne gold.

The IP survey identified two large, clearly-defined chargeability anomalies in the western portion of the La Golondrina license area. The northernmost of these anomalies occurs mostly within the hornfels adjacent to the tonalite intrusion which hosts most of the historical gold workings, whereas the southernmost chargeability anomaly appears to be hosted near the contact with tonalitic rock, extending into the hornfels. Smaller discrete chargeability anomalies were also located within the vicinity of known/mapped veins. Chargeability anomalies within the tonalite are likely due to the presence of sulphides. Those present within hornfels rocks adjacent to the intrusion could be due to the presence of either sulphide minerals or graphite.

Ground magnetic data shows several magnetic anomalies including a discrete and very strong north-south trending magnetic high zone which extends over 500m strike extent, subparallel to the tonalite-hornfels contact and correlates closely to a similar anomaly in IP chargeability data. It is considered possible that the magnetic high anomalies may be mapping magnetic pyrrhotite from within gold mineralized quartz veins, or else may reflect the presence of more magnetic intrusions.

The agreement with AGA Colombia was terminated in 2013 and all rights and exploration information were returned to the concession owners.

On March 1 2016, RRM announced that it had completed a saw-cut channel sampling and mapping program on four active underground mining levels at La Golondrina. The aim of this sampling was to confirm the high-grade nature of vein-hosted gold mineralization and to test vein zones and vein stockwork zones in the host-rock outside of and adjacent to the main vein bodies. A total of 60 saw-cut channel samples were collected. Vein samples across all active workings average 31.1 gram per tonne gold (highest grade 122.9 gram per tonne gold) over highly variable but average vein widths of 0.3 meters (thickest vein 0.97 meters). In some cases, sampled veins form a part of vein zones that extend from and into the floor and roof of underground development and over vertical widths exceeding 2 meters. In most cases it was not possible to complete meaningful grade estimations over these vein zones as individual vein components often extend and disappear into the roof or floor of the underground development. However, where estimated, weighted average gold grades across vein zones returned 11.8 grams per tonne gold over 2 meters and 21.7 grams per tonne over 2.2 meters. Where vein and vein zones extend into hornfels they generally disaggregate into stockwork veinlet zones which sampling reveals can return weighted average grades of 43.0 gram per tonne gold over 0.7 meters and 12.9 gram per tonne gold over 1.25 meters.

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Underground mapping has revealed that generally shallow-dipping individual veins and vein zones at La Golondrina can be connected between development levels by steeper-dipping “lift-off” veins resulting in the definition of at-least four currently known vein-zones over a total vertical distance of approximately 40 meters.

Diamond drilling on the La Golondrina project commenced in October and is expected to conclude in late November. Drill holes will be PQ diameter, veins and other mineralized bodies will be selectively sampled and in terms of gold analyses they will be assayed initially by fire assay and then quartz veins and assay intervals returning greater than 0.5 grams per tonne gold will be re-assayed by metallic screen in order to sample for coarse gold.

(b)	La Redención Project

Property Description and Location

The La Redencion Project is a small underground mine development project located approximately 450 meters north of the license boundary of the La Golondrina gold project in the Nariño Province of southern Colombia. The La Redención gold project is held under a 25 hectare mining license. The project has not yet been drill-tested and exposure in underground development reveals that the mineralized system has the same geological characteristics to the La Golondrina gold project.

Mineralization

Where exposed, gold mineralization at La Redención is most similar to the “vein-zone” style of gold mineralization at La Golondrina and comprises three or more shallow-dipping parallel veins with subsidiary linking vein structures hosted in tonalite and also in hornfels and extending over widths that exceed one meter and in some cases dip off into the floor or roof of the underground development. Saw-cut channel sampling across vein zones have returned from 2 to 57 grams per tonne gold and stockwork veinlet zones which sampling reveals can return weighted average grades of 3.5 gram per tonne gold over 2 meters.

(c)	Regional Exploration, La Llanada Goldfield and Nariño Region

The Company has filed applications for concession contracts on a first-come, first-served basis covering prospective areas amounting to approximately 162 thousand Hectares in the Western Cordillera of Nariño Province, Colombia. The area under application extends down to the Ecuador border, sits upstream from the Magui-Payan and Barbacoas alluvial goldfields and surrounds many known small workings but is relatively unknown from a geological and economic perspective due to previous security and access issues. The Company has submitted a proposal to the Colombian Government for a heli-borne magnetic and radiometric survey across the entire region and under terms of a private-public-partnership.

(d)	La Maria gold project

On July 12, 2016, the Company announced that it has entered into a binding Letter of Intent with the mining concessionaire with respect to the Mina La Maria gold project, which is located approximately 4 kilometers to the west of the Company’s La Golondrina and La Redención gold projects in the La Llanada gold district of Nariño Province, southern Colombia. The Letter of Intent provides the Company with the exclusive right to conduct exploration and legal due diligence on the Mina La Maria gold project property for a period of three months commencing July 9, 2016. On October 18, 2016, the Company announced that after the completion of the exploration and legal due diligence, the Company decided not to proceed with a joint venture arrangement

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

The following table summarizes the Company’s current plans at the La Golondrina Project, total expenditures incurred to date and budgeted expenditure for the remainder of fiscal 2016.

Activities Completed (Nine Months Ended September 30, 2016)	Plans for the Project	(A) Spent (approx.)	(B) Planned Expenditures (approx.)
Ground validation of geophysical data. Community works.	Drilling	$330,000	$30,000
Subtotals		$330,000	$30,000
Total (A+B)			$360,000

The following table summarizes the Company’s current plans at the La Redención Project, total expenditures incurred to date and budgeted expenditure for the remainder of fiscal 2016.

Activities Completed (Nine Months Ended September 30, 2016)	Plans for the Project	(A) Spent (approx.)	(B) Planned Expenditures (approx.)
Underground channel sampling, surveying and mapping.	Surface mapping	$11,000	$10,000
Subtotals		$11,000	$10,000
Total (A+B)			$21,000

The following table summarizes the Company’s current plans for regional exploration in the La Llanada Goldfield, total expenditures incurred to date and budgeted expenditure for the remainder of fiscal 2016.

Activities Completed (Nine Months Ended September 30, 2016)	Plans for the Project	(A) Spent (approx.)	(B) Planned Expenditures (approx.)
None.	License applications	$38,000	$5,000
Subtotals		$38,000	$5,000
Total (A+B)			$43,000

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Trends

Management regularly monitors economic conditions and estimates their impact on the Company’s operations and incorporates these estimates in both short-term operating and longer-term strategic decisions. During the quarter, equity markets in Canada showed signs of improvement, with equities increasing significantly during this period. Strong equity markets are favorable conditions for completing a public merger, financing or acquisition transaction. Apart from these and the risk factors noted under the heading “Risk Factors”, management is not aware of any other trends, commitments, events or uncertainties that would have a material effect on the Company’s business, financial condition or results of operations. See “Risk Factors” below.

Transactions with Related Parties

In accordance with IAS 24, key management personnel are persons responsible for planning, directing, and controlling the activities of an entity, and include executive and non-executive directors. The key management personnel of the Company are the directors and officers of the Company.

No individual party had overall control of the Company during the periods being presented. Transactions between the Company and its subsidiary have been eliminated on consolidation.

The amounts due to related parties of the Company at the reporting date, as disclosed below, arose due to transactions entered into with the related parties in the ordinary course of business.

Compensation of key management personnel of the Company

The remuneration of directors and other members of key management personnel for the periods presented were as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Salaries	$45,789	$64,048	$146,966	$148,803
Stock based compensation	56,083	459	69,500	5,219
	$101,872	$64,507	$216,466	$154,022

The Company paid certain of its key management personnel through companies associated with certain executive officers and directors as described below.

On December 15, 2015, the Company retained Mrs. Cindy Davis, a senior employee of Marrelli Support Services Inc. ("Marrelli Support"), as its Chief Financial Officer. During the three and nine months ended September 30, 2016, the Company incurred professional fees of $4,163 and $18,382, respectively (three and nine months ended September 30, 2015 - $nil).

The Company contracted with Vernon Arseneau, a director of the Company, for geological consultancy services. During the three and nine months ended September 30, 2016, cash payments to Mr. Arseneau were $nil (three and nine months ended September 30, 2015 – $5,010), which are included under professional fees on the consolidated statement of loss and comprehensive loss.

Insiders of the Company purchased 1,400,000 Units of the private placement completed on April 15, 2016 and April 22, 2016.

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Financial Highlights

Financial Performance

The Company’s net loss totaled $476,512 for the three months ended September 30, 2016, with basic and diluted loss per share of $0.01. This compares with a net loss of $214,313 with basic and diluted loss per share of $0.01 for the three months ended September 30, 2015. The decrease in net loss of $262,199 was principally because:

•

Exploration and evaluation expenditures of $206,460 for the three months ended September 30, 2016 compared to $nil for the previous period. These expenditures related to the exploration work being conducted in Colombia.

•

Loss from discontinued operations for the three months ended September 30, 2016 was $nil compared to $168,336 for the three months ended September 30, 2015. Discontinued operations represent the operations of RRM Turkey, which was sold during December 2015. The main component of discontinued operation related to exploration and evaluation expenditures on the Turkey properties.

•

During the three months ended September 30, 2016, employee salaries and benefits totalled $31, 091 compared to $59,885 for the prior period. Overall, the Company experienced some employee turnover and employed fewer people in the current period. During the current period there were also reversals of over accrual of expenses.

•

Professional fees decreased over the prior period to $44,143 during the three months ended September 30, 2016 from $154,745 for the three months ended September 30, 2015. Lower professional fees during the current period resulted from the Company requiring less contracted services compared to the prior period.

•

General and administrative increased to $68,435 for the three months ended September 30, 2016 compared to $4,513 . This increase is resulted from costs associated with being a reporting issuer and necessary investor relation activities as well as increased travel expenditures.

•

There was an increase of $115,815 in stock based compensation expense for the three months ended September 30, 2016 over the 2015 period. Stock based compensation expense will vary from period to period depending upon the number of options granted and vested during a period and the fair value of the options calculated as at the grant date. Stock based compensation expense increased primarily due to more options granted and vested during the three months ended September 30, 2016 as compared to three months ended September 30, 2015.

The Company’s total assets at September 30, 2016 were $1,410,162 (December 31, 2015 - $1,112,534) against total liabilities of $50,169 (December 31, 2015 - $158,308). The increase in total assets of $297,628 resulted from cash spend on exploration and operating costs which was offset by cash received from the sale of units for the private placement closed during the period.

Cash Flow

At September 30, 2016, the Company had cash and cash equivalents of $1,233,854 at September 30, 2016, compared to $969,032 at December 31, 2015. The increase in cash and cash equivalents of $264,822 from December 31, 2015 resulted from cash outflow in operating activities of $1,034,264. Operating activities were affected by non-cash adjustments of depreciation of $8,831 and stock based compensation of $140,265. The net change in non-cash working capital balances of $135,682 because of an increase in prepaid expenses and other current assets of $27,543 and a decrease in accounts payable and accrued liabilities of $108,139.

Investing activities resulted in cash outflow of $14,094 from the acquisition of equipment.

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Financing activities generated cash inflow of $1,278,546 from the net proceeds of the private placement which closed during the period.

Liquidity and Financial Position

The Company derives no income from operations, as all of its projects since inception have been exploration projects. Accordingly, the activities of the Company have been financed by private placements of securities and its initial public offering. As the Company does not expect to generate cash flows from operations in the near future, it will continue to rely primarily upon the sale of securities to raise capital. As a result, the availability of financing, as and when needed, to fund the Company’s activities cannot be assured. See “Risk Factors” below.

The Company is not subject to any capital requirements imposed by a lending institution or regulatory body, other than Policy 2.5 of the TSXV which requires adequate working capital or financial resources of the greater of (i) $50,000 and (ii) an amount required in order to maintain operations and cover general and administrative expenses for a period of 6 months. As of September 30, 2016, the Company is compliant with TSXV Policy 2.5.

During fiscal 2016, the Company’s corporate head office costs are estimated to average less than $120,000 per quarter. Head office costs include professional fees, reporting issuer costs, business development costs and general and administrative costs. Head office costs exclude project generation and evaluation costs. The cost of acquisition and work commitments on the new acquisitions cannot be accurately estimated.

The Company’s cash and cash equivalents at September 30, 2016 is anticipated to be sufficient to fund its remaining exploration budget of $45,000 for the La Golondrina Project, the La Redención Project and La Llanada Goldfield, accounts payable and accrued liabilities of $50,169 and the estimated remaining operating expenses of $120,000, for fiscal 2016. Although the Company has been successful in raising funds to date, there can be no assurance that adequate funding will be available in the future, or under terms favourable to the Company. See “Risk Factors” below and “Cautionary Note Regarding Forward-Looking Statements” above.

Outlook

The Company is in the exploration stage and is subject to risks and challenges similar to companies in a comparable stage. These risks include, but are not limited to, the challenges of securing adequate capital in view of exploration, development and operational risks inherent in the mining industry as well as global economic and gold price volatility. There is no assurance that the Company’s funding initiatives will continue to be successful to fund its planned exploration activities, which are focused on the La Golondrina and La Redención projects in Colombia.

Risk Factors

An investment in the securities of the Company is highly speculative and involves numerous and significant risks. Such investment should be undertaken only by investors whose financial resources are sufficient to enable them to assume these risks and who have no need for immediate liquidity in their investment. Prospective investors should carefully consider the risk factors that have affected, and which in the future are reasonably expected to affect, the Company and its financial position. Please refer to the section entitled "Risk Factors" in the Company’s Annual MD&A for the fiscal year ended December 31, 2015, available on SEDAR at www.sedar.com.

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Disclosure of Internal Controls

Management has established processes to provide them with sufficient knowledge to support representations that they have exercised reasonable diligence to ensure that (i) the unaudited condensed interim consolidated financial statements do not contain any untrue statement of material fact or omit to state a material fact required to be stated or that is necessary to make a statement not misleading in light of the circumstances under which it is made, as of the date of and for the periods presented by the unaudited condensed interim consolidated financial statements; and (ii) the unaudited condensed interim consolidated financial statements fairly present in all material respects the financial condition, financial performance and cash flows of the Company, as of the date of and for the periods presented.

In contrast to the certificate required for non-venture issuers under National Instrument 52-109 Certification of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”), the Venture Issuer Basic Certificate filed by the Company does not include representations relating to the establishment and maintenance of disclosure controls and procedures (“DC&P”) and internal control over financial reporting (“ICFR”), as defined in NI 52-109. In particular, the certifying officers filing such certificate are not making any representations relating to the establishment and maintenance of:

i)

controls and other procedures designed to provide reasonable assurance that information required to be disclosed by the issuer in its annual filings, interim filings or other reports filed or submitted under securities legislation is recorded, processed, summarized and reported within the time periods specified in securities legislation; and

ii)

a process to provide reasonable assurance regarding the reliability of financial reporting and the preparation of unaudited condensed interim consolidated financial statements for external purposes in accordance with the issuer’s generally accepted accounting principles (IFRS).

The Company’s certifying officers are responsible for ensuring that processes are in place to provide them with sufficient knowledge to support the representations they are making in such certificate. Investors should be aware that inherent limitations on the ability of certifying officers of a venture issuer to design and implement on a cost effective basis DC&P and ICFR as defined in NI 52-109 may result in additional risks to the quality, reliability, transparency and timeliness of interim and annual filings and other reports provided under securities legislation.

Changes in Accounting Policies

(i) IFRS 11 – Joint Arrangements provide guidance on the accounting for acquisitions of interests in joint operations constituting a business, The amendments require all such transactions to be accounted for using the principles on business combinations accounting in IFRS 3 ‘Business Combinations’ and other IFRSs, except where those principles conflict with IFRS 11, Acquisitions of interest in joint ventures are not impacted by this new guidance. At January 1, 2016, the Company adopted this standard and there was no material impact on the Company's unaudited condensed interim consolidated financial statements.

(ii) IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in December 2014 in order to clarify, among other things, that information should not be obscured by aggregating or by providing immaterial information, that materiality consideration apply to all parts of the financial statements and that even when a standard requires a specific disclosure, materiality considerations do apply. At January 1, 2016, the Company adopted this standard and there was no material impact on the Company's unaudited condensed interim consolidated financial statements.

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

(iii) During the year ended December 31, 2015, the Company retrospectively changed its accounting policy for exploration and evaluation expenditures. Previously, the Company capitalized acquisition costs and deferred exploration and evaluation expenditures of mineral properties to the specific mineral properties, net of recoveries received.

Under the new policy, exploration and evaluation expenditures incurred prior to the establishment of technical feasibility and commercial viability of extracting mineral resources and prior to a decision to proceed with mine development are charged to operations as incurred. As required by IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors, the Company included the restated consolidated statement of financial position as at December 31, 2014, restated unaudited condensed interim consolidated statement of loss and comprehensive loss for the nine months ended September 30, 2015 and restated unaudited condensed interim consolidated statement of cash flows for the nine months ended September 30, 2015. Management considers this accounting policy to provide more reliable and relevant information and more clearly represents the Company’s activities.

The consolidated financial statement impact as at December 31, 2014 is as follows:

Statement of Financial Position	As previously reported ($)	Effect of change in accounting policy ($)	As restated ($)
Exploration and evaluation assets	2,134,059	(2,134,059)	nil
Total non-current assets	2,218,908	(2,134,059)	84,849
Total assets	4,726,885	(2,134,059)	2,592,826
Translation of foreign operations	(14,995)	66,215	51,220
Accumulated deficit	(4,600,326)	(2,200,274)	(6,800,600)
Total shareholders’ equity	3,104,431	(2,134,059)	970,372
Total liabilities and shareholders’ equity	4,726,885	(2,134,059)	2,592,826

The consolidated financial statement impact as at and for the nine months ended September 30, 2015 is as follows, after reclassification of expenditures to discontinued operations:

Statement of Financial Position	As previously reported ($)	Effect of change in accounting policy ($)	As restated ($)
Exploration and evaluation assets	2,456,983	(2,456,983)	nil
Total non-current assets	2,524,077	(2,456,983)	67,094
Total assets	3,595,881	(2,456,983)	1,138,898
Translation of foreign operations	(168,796)	168,796	nil
Accumulated deficit	(6,140,709)	(2,484,103)	(8,624,812)
Total shareholders’ equity	3,440,012	(2,545,427)	894,585
Total liabilities and shareholders’ equity	3,595,881	(2,456,983)	1,138,898

Royal Road Minerals Limited
Interim Management’s Discussion & Analysis – Quarterly Highlights
For the Three and Nine Months Ended September 30, 2016
Discussion dated: November 28, 2016

Statement of Loss and Comprehensive Loss	As previously reported ($)	Effect of change in accounting policy ($)	As restated ($)
Exploration and evaluation expenditures – discontinued operations	nil	396,919	396,919
Impairment of exploration and evaluation assets	113,090	(113,090)	nil
Net loss for the period	1,540,383	283,829	1,824,212
Exchange differences arising on translation of foreign operations	153,801	(102,581)	51,220
Comprehensive loss for the period	1,694,184	181,248	1,875,432
Basic and diluted loss per share	(0.05)	(0.01)	(0.06)

Statement of Cash Flows	As previously reported ($)	Effect of change in accounting policy ($)	As restated ($)
Net loss for the period	(1,540,383)	(283,829)	(1,824,212)
Net loss – adjusted for discontinued operations	nil	482,096	482,096
Cash flows used in operating activities	(1,088,876)	109,385	(979,491)
Cash flows used in operating activities – discontinued operations	nil	(685,586)	(685,586)
Exploration and evaluation assets	(553,149)	553,149	nil
Cash flows used in investing activities	(553,149)	553,149	nil
Effect on foreign currencies on cash	(23,054)	23,054	nil